Exhibit 99.2

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

FOR IMMEDIATE RELEASE	Company Contact Jacqueline Burwitz Investor Relations 314-985-2169
November 15, 2018	JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Provides Update on Pending $2.0 Billion Acquisition of

Spectrum Brands’ Battery and Portable Lighting Business and

Announces Agreement to Acquire Spectrum Brands’ Global Auto Care Business for $1.25 Billion

•	Adds the Iconic Armor All® Brand, the Clear Leader in the Automotive Appearance Category

•	Also Adds the STP® and A/C Pro® Brands, Leaders in the Performance Chemicals and Refrigerants

•	Acquisition Fundamentally Reshapes Energizer’s Auto Care Business Providing a Platform for Future Expansion

ST. LOUIS — November 15, 2018 — Energizer Holdings, Inc. (NYSE:ENR) (“Energizer” or “the Company”) today announced that the Company has entered into an amended acquisition agreement and proposed a remedy for consideration to the European Commission (“EC”) in relation to its proposed $2.0 billion acquisition of Spectrum Brands’ (NYSE: SPB) (“Spectrum”) Battery and Portable Lighting Business (“Spectrum Battery”). In addition, Energizer also announced that it has entered into a separate definitive agreement to acquire Spectrum Brands’ Global Auto Care Business (“Spectrum Auto Care”) in a cash and stock transaction valued at approximately $1.25 billion.

Acquisition of Spectrum Battery—Amended Agreement and Proposed Remedy

Energizer has been working closely with the EC to develop a mutually-acceptable solution to address the discrete concerns identified by the EC in its preliminary assessment of the proposed acquisition of Spectrum Battery. The remedy set forth by Energizer includes the divestiture of the Europe-based Varta consumer battery business, including manufacturing and distribution facilities in Germany. As a reminder, Energizer has already obtained approval of the transaction in the United States, Australia, and Colombia.

Based on the original purchase price, net of anticipated divestiture proceeds, we now expect our net purchase price to be in the range of $1.4 to $1.5 billion. Spectrum has agreed to share in any decline in value on the sale of the Europe-based Varta consumer battery business below the targeted sales price, up to a maximum of $200 million. Based on the amended agreement, the net sales and adjusted EBITDA of the retained businesses are expected to be in the range of $510 to $520 million and $80 to $90 million, respectively. Synergies are now expected to be in the range of $55 to $65 million. The Company continues to expect to fully realize all synergies within the first three years of ownership. The present value of the tax step up on assets acquired in the U.S. is expected to be in excess of $100 million. Taking into account tax benefits and synergies, the revised adjusted EBITDA multiple for this amended deal is expected to be in the range of 9 to 9.5 times.

“We continue to be encouraged by the substantial progress that has been made to date in connection with the overall regulatory approval process, and believe our proposed remedy to the European Commission adequately addresses their concerns,” said Alan Hoskins, Energizer’s Chief Executive Officer. “We remain confident in the strategic merits of this revised transaction with Spectrum and will continue to work closely and cooperatively with the European Commission towards reaching final approval.”

Contingent upon the EC’s approval of the proposed remedy, Energizer expects to close this transaction at the beginning of calendar year 2019.

Acquisition of Spectrum Auto Care

This portfolio includes some of the industry’s most globally-recognizable brands, including: Armor All, STP, and A/C Pro. Spectrum Auto Care generated net sales and adjusted EBITDA of $465 million and $117 million, respectively, for the twelve months ending June 30, 2018. The purchase price, inclusive of full run-rate synergies of approximately $15 million, implies a multiple of about 10.5 times based on the current adjusted EBITDA run rate.

“The addition of Spectrum’s Auto Care Business adds the iconic Armor All, STP and A/C Pro brands to our portfolio of leading brands and builds upon our highly complementary auto care business,” said Hoskins. “The transaction will enable our retail customers and consumers to benefit from the combined commercial expertise and category insights, and will provide Energizer with the ability to leverage our core marketing and research and development competencies in order to accelerate innovation. We look forward to growing these well-established brands as we continue to accelerate our ability to innovate and effectively serve our customers around the world to drive long-term value for shareholders. This is a truly transformative transaction for Energizer.”

The transaction is subject to customary closing conditions, including regulatory approvals. The acquisition is expected to close in the second fiscal quarter of 2019.

“As we have discussed previously, we have great respect for Spectrum Battery and the strong business the colleagues have built. Now, we are equally excited to bring on board a talented auto care leadership team that has positioned its business well in the categories in which they compete. We believe the combination of the Spectrum team and our existing team will provide a winning formula to propel our combined portfolio to even greater success,” continued Hoskins.

“We have seen the Energizer management team in action for almost a year, and are confident in the industrial logic and synergy potential of this combination and are looking forward to being shareholders in the Company,” said David M. Maura, Executive Chairman and Chief Executive Officer of Spectrum Brands Holdings, Inc.

Pro Forma Financials

These transactions, excluding acquisition and integration costs, are expected to be immediately accretive to Energizer’s adjusted free cash flow and significantly accretive to adjusted earnings per share following our realization of targeted synergies. As a result of these two separate transactions, we expect pro forma sales of $2.75 billion, adjusted EBITDA of approximately $670 million and adjusted free cash flow of approximately $340 million, including full run-rate synergies. We also expect both transactions to contribute to a compound annual adjusted EBITDA growth in excess of 5 percent over the three-year strategic plan horizon. Including synergies, we anticipate benefiting from incremental run rate adjusted free cash flow in excess of $100 million per year initially, which will increase as we pay down debt. Following the closing of each transaction, our pro forma adjusted free cash flow will position us to delever from an expected debt to adjusted EBITDA ratio of approximately 5 times at closing to approximately 3 times within the first three full years of ownership.

Financing

During the fourth quarter of fiscal 2018, the Company secured the financing necessary to fund the acquisition of Spectrum Battery.    The $1.25 billion purchase price for the acquisition of Spectrum Auto Care will be financed through $938 million in cash and $312 million of newly-issued equity to Spectrum Brands. Concurrently with entering into the agreement, Energizer obtained financing commitments from Barclays, Citi and JP Morgan under which the parties have committed to provide up to $1.1 billion in credit facilities for the transaction. The committed facilities, together with cash on hand, are sufficient to fund the cash portion of the purchase price. Energizer may replace a portion of the committed financing with the sale of notes and up to $500 million of additional equity or equity linked capital, subject to capital and other market conditions. In addition, Energizer intends to maintain its existing senior notes expiring in 2025.

Barclays acted as financial advisor and King & Spalding acted as legal counsel to Energizer on the Spectrum Battery transaction.

Evercore acted as financial advisor and Bryan Cave Leighton Paisner LLP acted as legal counsel to Energizer on the Spectrum Auto Care transaction.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the expected benefits of the proposed transaction, the manner in which the proposed transaction is expected to be financed and anticipated timing of the completion of the proposed transactions. These forward-looking statements generally are identified by the words “opportunity,” “offers,” “expected,” “intends,” “anticipated” and similar words and expressions. Any statements that are not statements of historical fact should be considered to be forward-looking statements. Any such forward looking statements are made based on information currently known and are subject to various risks and uncertainties. Risks and uncertainties to which these forward-looking statements are subject include, without limitation: (1) the proposed transactions may not be completed on the anticipated terms and timing or at all, (2) required regulatory approvals, including antitrust approvals, are not obtained, or that in order to obtain such regulatory approvals, conditions are imposed that adversely affect the anticipated benefits from the proposed transactions or cause the parties to abandon the proposed transaction, (3) a condition to closing of the proposed transaction may not be satisfied, (4) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transactions, (5) the ability to obtain or consummate financing or refinancing related to the transactions upon acceptable terms or at all, (6) risks associated with third party contracts containing consent and/or other provisions that may be triggered by the proposed transactions, (7) negative effects of the announcement or the consummation of the transaction on the market price of Energizer’s common stock, (8) the potential impact of unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition and losses on the future prospects, business and management strategies for the management, expansion and growth of Energizer’s operations after the consummation of the transactions and on the other conditions to the completion of the proposed transactions, (9) the risks and costs associated with, and the ability of Energizer to, integrate the businesses successfully and to achieve anticipated synergies, (10) the risk that disruptions from the proposed transactions will harm Energizer’s business, including current plans and operations, (11) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (12) the ability of Energizer to retain and hire key personnel, (13) adverse legal and regulatory developments or determinations or adverse changes in, or interpretations of, U.S. or other foreign laws, rules or regulations, including tax laws, rules and regulations, that could delay or prevent completion of the proposed transactions or cause the terms of the proposed transactions to be modified, and (14) management’s response to any of the aforementioned factors. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to Energizer’s most recent 10-K, 10-Q, 8-K reports and other publicly available filings. Energizer does not assume any obligation to publicly provide revisions or updates to any forward looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

About Energizer Holdings, Inc.

Energizer Holdings, Inc., headquartered in St. Louis, MO, is one of the world’s largest manufacturers of primary batteries and portable lighting products and is anchored by its two globally recognized brands Energizer® and Eveready®. Energizer is also a leading designer and marketer of automotive fragrance and appearance products from recognized brands such as Nu Finish®, Refresh Your Car!®, California Scents®, Driven®, Bahama & Co.®, LEXOL® and Eagle One®. As a global branded distributor of consumer products, our mission is to lead the charge to deliver value to our customers and consumers better than anyone else. Visit www.energizerholdings.com for more details.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 1000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, and auto care products. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®, Remington®, George Foreman®, Black + Decker®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS® and Eukanuba® (Europe only), Healthy-Hide®, Digest-eeze™, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag®, Liquid Fence®, Armor All®, STP® and A/C PRO®. Spectrum Brands’ products are sold in approximately 160 countries. In fiscal 2017, Spectrum Brands Holdings generated net sales from continuing operations of approximately $3.0 billion. For more information, visit www.spectrumbrands.com.

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